EXHIBIT 99.1
[LOGO]                                        Nextel Communications, Inc.
                                              1505 Farm Credit Drive
                                              McLean, VA  22102
                                              703 394-3000


For Immediate Release
                                                                    Contact:
                                          Media: Bob Ratliffe (206) 979-4254
                             Analysts/Investors: Paul Blalock (703) 394-3500


      NEXTEL CLOSES ACQUISITION OF BRAZIL'S LARGEST SMR OPERATOR

          -  Plans Move Forward to Deploy iDEN in Latin America -

          - Company also Changes NASDAQ Symbol from CALL to NXTL -


McLEAN, VA - January 30, 1997 - Nextel Communications, Inc. (NASDAQ:  CALL /
NXTL) today announced that it has closed the acquisition of 81 percent of the stock of Wireless Ventures of Brazil, Inc., (to be renamed McCaw International (Brazil), Ltd.) the largest specialized mobile radio (SMR) operator in Brazil, for approximately $186 million in Nextel stock which the company announced October 29, 1996.

The purchase represents a price of approximately $4 for each of the 60 million potential customers residing in the major metropolitan areas McCaw International (Brazil) may provide wireless service. The license coverage area includes each of the top 10 cities in Brazil, which is Latin America's largest economy, including Sao Paulo, Rio de Janeiro and Belo Horizonte. Brazil reportedly has a waiting list of 1.5 million people for wireless service.

"We believe the Brazilian market represents an outstanding opportunity for our growing wireless operations around the world," said Keith Grinstein, chief executive officer of McCaw International, Ltd., a wholly owned subsidiary of Nextel. "The iDEN technology that we intend to deploy allows us to not only bring this important market a high quality trunked voice service but a complete package of valuable wireless services for business to business communications. We can have a material impact on people's productivity with the powerful combination of digital trunking, two-way radio dispatch and alphanumeric paging."

The closing of this transaction gives Nextel and its affiliated companies the largest wireless reach in the Western Hemisphere. Nextel now owns 800 MHz licenses covering the continental United States and Hawaii, most of Canada through its ownership interest in Clearnet Communications, Inc. (NASDAQ: CLNTF), significant portions of Mexico through its ownership interest and controlling position in Mobilcom, and significant regions of Argentina. Worldwide, Nextel, together with the entities in which it has a significant equity ownership position, will have spectrum holdings with a potential reach of more than 479 million people.

The company, which originally was formed under the name "Fleet Call Inc.," also announced that it is changing the company's NASDAQ symbol from "CALL" to "NXTL" effective Monday, February 3, 1997.
###

Note to Editors: Nextel is a trademark of Nextel Communications, Inc. iDEN is a trademark of Motorola, Inc.